Cardiff Oncology Reports Second Quarter 2026 Results and Provides Business Update

Positive Phase 2 CRDF-004 data presented in an oral session at ASCO support advancement of 30 mg onvansertib plus FOLFIRI/bevacizumab into planned registrational program for first-line RAS-mutated mCRC

Following successful End-of-Phase 2 meeting with FDA, Company aligned on key elements of registrational trial; plans to initiate study in Q1 2027, subject to securing additional financing

Completed $10 million Registered Direct offering, extending cash runway

SAN DIEGO, Calif., August 11, 2026 — Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel cancer therapies, today announced financial results for the second quarter ended June 30, 2026, and provided a business update.

“The second quarter was an important period of progress for Cardiff, highlighted by the presentation of positive Phase 2 data at ASCO and our continued progress in preparation for a planned registrational trial of onvansertib in first-line RAS-mutated metastatic colorectal cancer,” said Mani Mohindru, PhD, President and Chief Executive Officer of Cardiff Oncology. “The updated CRDF-004 results reinforced our confidence in the selected registrational dose and regimen of 30 mg onvansertib in combination with FOLFIRI/bevacizumab. This regimen has demonstrated deep and durable tumor shrinkage over time, reflecting the synergistic mechanisms of action, while maintaining a well-tolerated safety profile with no overlapping or new toxicities when added to standard-of-care therapy.”

Dr. Mohindru continued, “Following our successful End-of-Phase 2 meeting with the FDA, we are preparing to initiate the planned Phase 3 trial in the first quarter of 2027, subject to securing additional financing. We believe the totality of data generated to date strengthens onvansertib’s potential to become an important new treatment option for patients with first-line RAS-mutated metastatic colorectal cancer, an area where there remains significant unmet need.”

Clinical and Regulatory Highlights

Presented Positive Results from Randomized, Controlled Phase 2 CRDF-004 Trial at the 2026 American Society of Clinical Oncology (“ASCO”) Annual Meeting

In June, Cardiff presented positive results from CRDF-004, its ongoing, randomized, controlled, dose-finding Phase 2 clinical trial evaluating onvansertib in combination with standard-of-care (“SoC”) regimens in patients with first-line RAS-mutated metastatic colorectal cancer (“mCRC”), in a rapid oral presentation at the 2026 ASCO Annual Meeting.

The trial achieved its primary goal of selecting the efficacious and safe dose of onvansertib plus SoC regimen for the registrational program. The selected regimen, 30 mg onvansertib in combination with FOLFIRI/bevacizumab (“bev”), demonstrated deep and durable tumor shrinkage, including clinically meaningful improvements in confirmed objective response rate (“ORR”) and progression-free survival (“PFS”) compared to SoC alone, with no additive adverse events observed. Data highlights from the ongoing Phase 2 trial, based on a March 18, 2026 data cut, are listed below, with the full press release available here:

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The 30 mg onvansertib plus FOLFIRI/bev arm achieved a confirmed ORR of 72.2% compared to 42.1% for FOLFIRI/bev alone, a 30% ORR improvement over SoC. The responses were deeper and more durable in the onvansertib arm.
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Secondary endpoint of PFS hazard ratio ("HR") of 0.55 (95% CI: 0.15–2.09) and 0.57 (95% CI: 0.20–1.65) for patients treated with 30 mg onvansertib plus FOLFIRI/bev vs. FOLFIRI/bev by Blinded Independent Central Review ("BICR") and investigator assessment ("IA"), respectively.
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Four patients remained on onvansertib treatment beyond 15 months, including two patients beyond 20 months.
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Onvansertib in combination with SoC regimens continued to be well-tolerated, with no major or unexpected toxicities and no additive adverse events observed.

The Phase 2 trial is still ongoing and as of a June 23, 2026 data cut, 12 patients remain on trial, with 8 patients in the onvansertib (20 or 30 mg) plus FOLFIRI/bev arms and one patient remaining on SoC.

Completed Successful End-of-Phase 2 (“EoP2”) Meeting with FDA and Advanced Phase 3 Readiness Activities

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Following completion of a successful EoP2 meeting, Cardiff aligned with the FDA on key design elements for its planned registrational Phase 3 trial of onvansertib in first-line RAS-mutated mCRC.
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The planned randomized, controlled Phase 3 trial is expected to evaluate 30 mg onvansertib in combination with FOLFIRI/bev compared to SoC FOLFIRI/bev as first-line therapy in patients with RAS-mutated mCRC. Cardiff is preparing to initiate the trial in the first quarter of 2027, subject to securing additional financing.

Preclinical Highlights

Presented New Preclinical Data at the 2026 American Association for Cancer Research (“AACR”) Annual Meeting Supporting the Rationale for Onvansertib in Combination with Antibody-Drug Conjugates (“ADCs”)

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In April, Cardiff presented new preclinical data at the 2026 AACR Annual Meeting supporting the rationale for onvansertib in combination with ADCs. The data demonstrated that onvansertib enhanced the activity of the HER2-targeted antibody-drug conjugate trastuzumab deruxtecan, driving tumor regression and overcoming resistance in HER2-low breast cancer models.

Corporate Update

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In February 2026, the Company received written notice from its licensor, Nerviano Medical Sciences S.r.l. (“NMS”), alleging that the Company was in material breach of the license agreement. NMS subsequently purported to terminate the license agreement based on the Company’s alleged material breach. The Company filed a lawsuit in May 2026 in the U.S. District Court for the Southern District of California seeking a declaratory judgment that it is not in material breach and injunctive relief requiring NMS to continue performing under the license agreement. The Company believes that NMS’s purported termination is legally ineffective, factually unsupported and procedurally improper, and the Company plans to continue performing under the license agreement.
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In July, Cardiff announced a $10 million registered direct offering of common stock and warrants to support working capital and general corporate purposes. The full press release is available here.

Second Quarter 2026 Financial Results

Liquidity, cash burn, and cash runway

As of June 30, 2026, Cardiff Oncology had approximately $34.5 million in cash, cash equivalents, and short-term investments. The amount as of June 30, 2026 does not include proceeds from the registered direct offering completed subsequent to quarter end.

Net cash used in operating activities for the six months ended June 30, 2026 was approximately $24.1 million, an increase of $3.0 million from $21.1 million for the same period in 2025.

Based on its current expectations and projections, the Company believes its current cash resources are sufficient to fund its operations into the third quarter of 2027.

Operating results

Total operating expenses were approximately $22.6 million for the six months ended June 30, 2026, a decrease of $6.8 million from $29.4 million for the same period in 2025. The decrease in operating expenses was primarily due to a decrease of $9.4 million in R&D expenses, mainly related to the completion of clinical trials, as well as fewer patients still on treatment in the Phase 2 mCRC trial, and a reduction in preclinical activities as the Company focuses on its upcoming Phase 3 mCRC trial. The decrease in expenses was partially offset by an increase of $2.6 million in SG&A expenses, primarily for employee severance agreements and corresponding modifications of stock options, as well as an increase in attorney costs related to Cardiff Oncology’s ongoing licensing dispute.

About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company advancing innovative cancer treatments focused on PLK1 inhibition, a validated oncology target with practice-changing potential. Our lead asset, onvansertib, is a highly specific, oral PLK1 inhibitor currently being evaluated in a Phase 2 trial for first-line treatment of RAS-mutated metastatic colorectal cancer (“mCRC”), addressing a large, underserved patient population with high unmet need. Onvansertib is also under investigation in other PLK1-driven cancers through ongoing investigator-initiated trials and has shown robust single-agent clinical activity in hard-to-treat tumors. By targeting tumor vulnerabilities, we aim to overcome treatment resistance and deliver improved clinical outcomes for patients.

For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern

Cardiff Oncology’s expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidate; results of preclinical studies or clinical trials for our product candidate could be unfavorable or delayed; our need for additional financing; uncertainty as to the outcome of pending litigation against Nerviano Medical Sciences S.r.l. (NMS) with respect to our license agreement with NMS; risks related to business interruptions, including the outbreak of COVID-19 coronavirus and cyber-attacks on our information technology infrastructure, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third-party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that our product candidate will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that our product candidate will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology’s Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Investor Contact:
Candice Masse
astr partners
candice.masse@astrpartners.com

Media Contact:
Amy Bonanno
Lyra Strategic Advisory
abonanno@lyraadvisory.com

Cardiff Oncology, Inc.

Condensed Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Royalty revenues	$104	$121	$145	$230
Costs and expenses:
Research and development	5,915	11,580	12,680	22,057
Selling, general and administrative	3,804	3,318	9,930	7,332
Total operating expenses	9,719	14,898	22,610	29,389

Loss from operations	(9,615)	(14,777)	(22,465)	(29,159)

Other income (expense), net:
Interest income	382	835	888	1,776
Other income (expense), net	1	(1)	0	6
Total other income (expense), net	383	834	888	1,782

Net loss	(9,232)	(13,943)	(21,577)	(27,377)

Preferred stock dividend	(6)	(6)	(12)	(12)

Net loss attributable to common stockholders	$(9,238)	$(13,949)	$(21,589)	$(27,389)

Net loss per common share — basic and diluted	$(0.14)	$(0.21)	$(0.32)	$(0.41)

Weighted-average shares outstanding — basic and diluted	68,397	66,526	68,373	66,525

Cardiff Oncology, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$9,197	$17,470
Short-term investments	25,323	40,834
Accounts receivable and unbilled receivable	189	182
Prepaid expenses and other current assets	883	1,642
Total current assets	35,592	60,128
Property and equipment, net	450	578
Operating lease right-of-use assets	360	629
Other assets	927	549
Total Assets	$37,329	$61,884

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,986	$8,087
Accrued liabilities	6,354	7,577
Operating lease liabilities	457	730
Total current liabilities	10,797	16,394
Operating lease liabilities, net of current portion	—	102
Total Liabilities	10,797	16,496

Stockholders’ equity	26,532	45,388
Total liabilities and stockholders’ equity	$37,329	$61,884